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EXHIBIT 12


                        MICHIGAN BELL TELEPHONE COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)

                                                                               For the Year Ended December 31,
                                                                      1994       1993       1992      1991       1990
                                                                      ----       ----       ----      ----       ----
1.  EARNINGS

    a)     Income before interest cost, income
           tax, extraordinary charge and
           cumulative effect of change in
           accounting principles  . . . . . . . . . . . .           $481.3     $589.9     $566.4    $536.6     $583.6

    b)     Single Business Tax  . . . . . . . . . . . . .             28.3       27.6       25.2      25.6       25.6

    c)     Portion of rental expense representative
           of the interest factor (1) (2) . . . . . . . .             11.8       13.5       14.5      14.8       16.3
                                                                    ------     ------     ------    ------     ------

             Total 1(a) through 1(c)  . . . . . . . . . .           $521.4     $631.0     $606.1    $577.0     $625.5
                                                                    ======     ======     ======    ======     ======


2.  FIXED CHARGES

    a)     Total interest cost including capital
           lease obligations  . . . . . . . . . . . . . .           $ 98.6     $106.2     $109.6    $125.3     $116.9

    b)     Portion of rental expense representative
           of the interest factor (1) (2) . . . . . . . .             11.8       13.5       14.5      14.8       16.3
                                                                    ------     ------     ------    ------     ------

             Total 2(a) through 2(b)  . . . . . . . . . .           $110.4     $119.7     $124.1    $140.1     $133.2
                                                                    ======     ======     ======    ======     ======


3.  RATIO OF EARNINGS TO FIXED CHARGES  . . . . . . . . .             4.72       5.27       4.88      4.12       4.70
                                                                    ======     ======     ======    ======     ======

(1) The Company considers one-third rental expense to be the amount representing return on capital and therefore it must be included in fixed charges.

(2) Earnings are income before income taxes and fixed charges. Since the Single Business Tax (the Tax) and rental expense have already been deducted, the Tax and the one-third portion of rental expense considered to be fixed charges are added back.

(3) Earnings have not been adjusted to reflect the timing of dividends received and equity of unconsolidated affiliates as the effect on an annual basis has been insignificant.

(4)      Interest cost includes capitalized interest expense.



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